Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS RESULTS FOR FISCAL 2007 THIRD QUARTER
AKRON, Ohio – June 29, 2007 – A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that net sales for the fiscal third quarter ended May 31, 2007 were $467.0 million, a 9.3% increase over last year’s third-quarter net sales of $427.3 million. Tonnage was up 5.3% while the effect of changes in prices and product mix was down 1.9%. The translation effect of foreign currencies, primarily the euro, increased sales by 5.9% or $25.4 million.
Net income for the fiscal 2007 third quarter was $10.1 million or $0.37 per diluted share compared with $8.9 million or $0.29 per diluted share for the comparable quarter last year. Net income for these periods was affected by the following items:
•	During the third quarter of fiscal 2007, the Company determined that its anticipated customer claims for products sold in Europe are expected to be more favorable than originally anticipated. Accordingly, the Company changed its estimate for these reserves and recorded an adjustment which resulted in an increase in sales and pre-tax income of $2.4 million ($1.4 million after-tax) for the three- and nine-month periods ended May 31, 2007.

•	The 2006 third quarter included a charge of approximately $0.8 million for a tax provision related to ongoing tax audits and a benefit of $0.5 million, recorded in other income, reflecting the receipt of an insurance settlement.

•	The translation effect of foreign currencies increased net income by $1.1 million in the fiscal 2007 third quarter.
Net sales for the nine months ended May 31, 2007 were $1.3 billion, an increase of 10.7% from $1.2 billion for the prior-year nine-month period. Tonnage accounted for 4.7% of the increase, while price and mix contributed an additional 0.1%. The translation effect of foreign currencies increased sales by 5.9% or $70.4 million.
Net income for the fiscal 2007 nine-month period was $14.1 million or $0.52 per diluted share compared with $25.1 million or $0.81 per diluted share for the same period last year. Net income for the current fiscal year period included the adjustment described above as well as $1.0 million in accelerated depreciation and $1.1 million in restructuring expense. Net income for the first nine months of fiscal 2006 included the items discussed above in addition to $5.0 million in charges from the extinguishment of debt, a tax charge of $2.2 million related to the repatriation of dividends from Europe, a charge of $1.2 million related to ongoing tax audits and $0.6 million of after-tax income for the cancellation by suppliers of certain distribution agreements in Europe. Net income for the fiscal 2007 nine-month period was increased by $2.8 million due to the translation effect of foreign currencies, primarily the euro.
“While we remain encouraged by the long-term potential of our markets, our year-to-date results have been affected by the slowness in both North America and Europe,” said Terry L. Haines, chairman, president and chief executive officer. “Although we are beginning to see signs of recovery in our European markets, the North American markets remain in a slump. We are also encouraged by the new
3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

North American organization we are announcing today, as we believe this new approach to the market will allow us to better address profitable growth opportunities.”
Pre-tax income for the quarter was $16.1 million compared with $16.6 million last year. Gross profit increased to $59.4 million or 12.7% of net sales from $57.4 million or 13.4% of net sales a year ago. The decline in gross profit as a percentage of net sales was primarily due to market weakness which drove lower margins in North America and to the change in mix to lower-margin products in Europe.
Pre-tax income for the first nine months of fiscal 2007 was $30.8 million compared with $48.2 million last year. The decline was driven by gross profit weakness and selling, general and administrative (SG&A) expense increases. Gross profit for the nine-month period decreased to $157.1 million or 11.9% of net sales from $168.0 million or 14.1% of net sales a year ago. The decrease in gross profit was primarily driven by the market weakness, largely occurring in the 2007 first quarter, which drove lower margins in North America and to the change in mix to lower-margin products in Europe. The increase in foreign exchange rates was the largest contributor to the change in SG&A.
Actions to Restore Profitability in North America and Drive Future Growth
In November 2006, the Company launched the first phase of a restructuring plan to restore North American operations to profitability, beginning with a reduction in headcount and manufacturing capacity at its Orange, Texas and Bellevue, Ohio locations. The Company expects to realize $4.0 million of ongoing annual savings beginning in fiscal 2008 from the initiatives at these plants.
In February 2007, the Company announced the second phase of this North American restructuring plan with actions to increase net income in the second half of fiscal 2007 by $7.0 million with annual savings of $14.0 million to $15.0 million thereafter. This phase of the plan included the elimination of certain positions, reduction of retiree health care benefits, increased sharing of employee and retiree health care costs, broad discretionary SG&A cost reductions, and savings from improved purchasing processes and logistical efficiencies.
The implementation of both phases of the restructuring plan is expected to result in charges totaling approximately $2.2 million for the full 2007 fiscal year, which includes $1.1 million of accelerated depreciation. The Company is currently on track to achieve its targeted full-year cost savings from the first two phases of the North American restructuring plan.
Additionally, on June 13, 2007, the Company announced the acquisition of the Delta Plast Group, a small European color masterbatch manufacturer. The acquisition of Delta Plast, with operations in Sweden and Belgium, is expected to give the Company better access to the growing small-batch, flexible color business in Europe. The acquisition closed on June 21 and is expected to be neutral to fiscal 2007 net income and marginally accretive in fiscal 2008.
Europe (including Asia) Operations
Sales in A. Schulman’s European operations, including Asia, were $342.5 million for the quarter, up $43.6 million or 14.6% over the comparable quarter last year. For the nine-month period of fiscal 2007, sales were $967.9 million, an increase of $142.5 million or 17.3% from the year-ago period. The sales increase for the quarter and year-to-date period included the $2.4 million claims estimate adjustment discussed above. Tonnage was up 5.3% for the quarter and 6.6% for the nine-month period. Prices and changes in product mix increased sales 0.9% in the quarter and 2.1% for the nine-month period. The translation effect of foreign currencies, primarily the euro, increased sales by $25.0 million or 8.4% for the quarter and $71.2 million or 8.6% for the nine months.

Gross profit for the quarter was $47.9 million, up approximately $3.9 million from last year. However, excluding the effect of foreign currency translation and the European claims estimate adjustment, gross profit was down $1.8 million. The impact of the weak markets resulted in a decline in the gross margin to 14.0% for the quarter from 14.7% last year. For the fiscal 2007 nine-month period, gross profit was $127.7 million, up from the $124.3 million recorded last year. However, excluding the effect of foreign currency translation and the European claims estimate adjustment, gross profit was down $8.2 million. The impact of raw material costs, product mix and price was unfavorable, resulting in a decline in the gross margin to 13.2% from 15.1% last year.
Income before interest and taxes for the third quarter increased to $22.7 million from $21.3 million last year. However, excluding the $2.4 million pre-tax effect of the European claims estimate adjustment, income before interest and taxes would have been $20.3 million, down $1.0 million. The decline reflects the unfavorable pricing and mix impact and increases in SG&A primarily as a result of foreign currency increases. For the fiscal 2007 nine-month period, income before interest and taxes decreased to $55.0 million from $61.6 million. The decline is due to the weaker gross margins and the increase in SG&A, primarily driven by increases in foreign exchange rates.
North American Operations
Sales in the Company’s North American operations for the fiscal 2007 third quarter were $124.5 million, down approximately 3.1% from last year’s third-quarter sales of $128.4 million. For the nine-month period, sales were $354.5 million, down 4.1% from last year’s nine-month sales of $369.6 million. Tonnage was up 5.2% for the third quarter and up 0.4% for the nine-month period. Pricing and mix were down 8.6% for the quarter and 4.3% for the nine months. The translation effect of foreign currencies was negligible for both the quarter and year-to-date period.
For the third quarter, North American gross profit declined to $11.5 million or 9.2% of sales, compared with $13.4 million or 10.4% of sales in last year’s third quarter, primarily as a result of the change in pricing and mix. For the nine-month period, gross profit declined to $29.4 million or 8.3% of sales, compared with $43.8 million or 11.8% of sales for the same period last year, due to the change in price and mix reflecting the ongoing weakness in core markets.
The Company’s North American operations reported a loss of $5.2 million before interest, restructuring and taxes for the third quarter compared with a loss of $4.0 million in the third quarter of fiscal 2006. For the nine-month period, North American operations reported a loss of $18.9 million before interest, restructuring and taxes, including $1.0 million of accelerated depreciation, compared with a loss of $6.9 million last year. The increased loss is due primarily to the $14.4 million decline in gross profit.
A. Schulman’s introduction of its new Invision® product continued to progress with the successful start-up of the initial production line at Sharon Center, Ohio. “We are pleased to report that we have produced and shipped finished product to several customers during May and June,” Haines said. “Interest remains high for our innovative Invision® product, which continues to have significant long-term growth potential with applications in the automotive, recreational vehicle, lawn and garden equipment, and appliance markets.” Invision® is a multi-layered, extruded sheet product that is cost-competitive and simplifies the manufacturing process for the Company’s customers, while providing a higher-performance and more environmentally friendly alternative to existing plastic and film materials that are painted.
Business Outlook
As noted in its June 12, 2007 press release, the Company now expects net income for fiscal 2007 to be in the range of $17-$23 million, including the effects of the North American restructuring initiatives. “We expect the decline in our North American markets, which has negatively affected our gross profits in the first nine months of fiscal 2007, will continue through our fiscal fourth quarter,” Haines said.

Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2007 third-quarter earnings can be accessed at 10 a.m. Eastern time on Friday, June 29, 2007, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website. The live conference call is also accessible in a listen-only mode by telephone at 617-614-3944, passcode 24799062.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 17 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2006, were $1.6 billion. Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown; and

•	The performance of the North American auto market.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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A. Schulman Inc. and its Consolidated Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands except per share data)

	Three months ended		Nine months ended
	May 31, 2007	May 31, 2006	May 31, 2007	May 31, 2006
Net sales	$466,955	$427,313	$1,322,450	$1,195,057

Cost of sales	407,576	369,891	1,165,372	1,027,025
Selling, general and administrative expenses	39,858	39,440	119,923	112,156
Interest expense	2,096	1,986	5,957	4,069
Foreign currency transaction (gains) losses	1,674	1,174	376	2,099
Minority interest	291	242	720	823
Interest income	(755)	(1,293)	(1,643)	(2,504)
Other (income) expense	9	(700)	(72)	(1,818)
Loss on extinguishment of debt	—	—	—	4,986
Restructuring expense — North America	130	—	1,058	—

	450,879	410,740	1,291,691	1,146,836

Income before taxes	16,076	16,573	30,759	48,221

Provision for U.S. and foreign income taxes	5,955	7,653	16,626	23,052

Net income	10,121	8,920	14,133	25,169

Less: Preferred stock dividends	(13)	(13)	(40)	(40)

Net income applicable to common stock	$10,108	$8,907	$14,093	$25,129

Weighted average number of shares outstanding:
Basic	26,995	29,798	26,942	30,550
Diluted	27,340	30,285	27,280	30,987

Earnings per share of common stock:
Basic	$0.37	$0.30	$0.52	$0.82
Diluted	$0.37	$0.29	$0.52	$0.81

A. SCHULMAN, INC.
Consolidated Balance Sheets

	May 31, 2007	August 31, 2006
	Unaudited
	(In thousands except share data)
Assets
Current assets:
Cash and cash equivalents	$81,323	$50,662
Accounts receivable, less allowance for doubtful accounts of $9,230 at May 31, 2007 and $9,409 at August 31, 2006	310,942	272,929
Inventories, average cost or market, whichever is lower	259,760	286,079
Prepaid expenses and other current assets	13,026	17,678

Total current assets	665,051	627,348

Other assets:
Cash surrender value of life insurance	2,242	1,800
Deferred charges	21,720	20,444
Goodwill	5,534	5,392
Intangible assets	1,444	1,382

	30,940	29,018

Property, plant and equipment, at cost:
Land and improvements	16,404	15,778
Buildings and leasehold improvements	141,964	136,526
Machinery and equipment	342,809	317,499
Furniture and fixtures	37,937	35,918
Construction in progress	9,589	11,079

	548,703	516,800

Accumulated depreciation and investment grants of $1,088 at May 31, 2007 and $1,119 at August 31, 2006	357,218	329,921

	191,485	186,879

	$887,476	$843,245

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable	$2,657	$10,976
Accounts payable	149,761	135,930
U.S. and foreign income taxes payable	6,430	14,708
Accrued payrolls, taxes and related benefits	32,542	30,866
Other accrued liabilities	37,831	31,081

Total current liabilities	229,221	223,561

Long-term debt	146,473	120,730
Other long-term liabilities	89,423	82,482
Deferred income taxes	6,655	7,196
Minority interest	5,404	5,784
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding — 10,564 shares at May 31, 2007 and August 31, 2006	1,057	1,057
Special stock, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par value, authorized — 75,000,000 shares, issued — 41,363,806 shares at May 31, 2007 and 40,707,018 shares at August 31, 2006	41,364	40,707
Other capital	95,166	86,894
Accumulated other comprehensive income	46,892	32,893
Retained earnings	504,985	502,998
Treasury stock, at cost, 14,113,977 shares at May 31, 2007 and 13,343,711 shares at August 31, 2006	(279,164)	(261,057)

Common stockholders’ equity	409,243	402,435

Total stockholders’ equity	410,300	403,492

	$887,476	$843,245

Supplemental Segment Information (Unaudited)
(In thousands)

	North America	Europe	Other	Consolidated
Three months ended May 31, 2007:

Sales to unaffiliated customers	$124,464	$342,491	$—	$466,955

Gross profit	$11,479	$47,900	$—	$59,379

Income (loss) before interest, restructuring and taxes	$(5,202)	$22,749	$—	$17,547
Interest expense, net	—	—	(1,341)	(1,341)
Restructuring — North America	—	—	(130)	(130)

Income (loss) before taxes	$(5,202)	$22,749	$(1,471)	$16,076

Three months ended May 31, 2006:

Sales to unaffiliated customers	$128,420	$298,893	$—	$427,313

Gross profit	$13,407	$44,015	$—	$57,422

Income (loss) before interest and taxes	$(4,034)	$21,300	$—	$17,266
Interest expense, net	—	—	(693)	(693)

Income (loss) before taxes	$(4,034)	$21,300	$(693)	$16,573

Nine months ended May 31, 2007:

Sales to unaffiliated customers	$354,509	$967,941	$—	$1,322,450

Gross profit	$29,359	$127,719	$—	$157,078

Income (loss) before interest, restructuring and taxes	$(18,881)	$55,012	$—	$36,131
Interest expense, net	—	—	(4,314)	(4,314)
Restructuring — North America	—	—	(1,058)	(1,058)

Income (loss) before taxes	$(18,881)	$55,012	$(5,372)	$30,759

Nine months ended May 31, 2006:

Sales to unaffiliated customers	$369,596	$825,461	$—	$1,195,057

Gross profit	$43,755	$124,277	$—	$168,032

Income (loss) before interest, debt extinguishment and taxes	$(6,860)	$61,631	$—	$54,771
Interest expense, net	—	—	(1,564)	(1,564)
Loss on extinguishment of debt	—	—	(4,986)	(4,986)

Income (loss) before taxes	$(6,860)	$61,631	$(6,550)	$48,221

A. Schulman, Inc.
Consolidated Statements of Cash Flows

	For the nine months ended
	May 31,
	2007	2006
	Unaudited
	(In thousands)
Provided from (used in) operating activities:
Net income	$14,133	$25,169
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	18,918	18,296
Non-current deferred taxes	(1,432)	(2,148)
Pension and other deferred compensation	5,207	7,426
Postretirement benefit obligation	1,923	2,527
Minority interest in net income of subsidiaries	720	823
Restructuring charges, including accelerated depreciation of $1.0 million	2,042	—
Non-cash items related to loss on extinguishment of debt	—	180
Changes in working capital:
Accounts receivable	(26,501)	(46,604)
Inventories	36,393	(35,021)
Prepaid expenses	463	504
Accounts payable	8,884	29,581
Income taxes	(5,479)	8,680
Restructuring payments	(812)	—
Accrued payrolls and other accrued liabilities	6,236	14,568
Proceeds from life insurance benefits	—	580
Changes in other assets and other long-term liabilities	822	(6,200)

Net cash provided from (used in) operating activities	61,517	18,361

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(20,029)	(17,855)
Disposals of property, plant and equipment	762	162

Net cash used in investing activities	(19,267)	(17,693)

Provided from (used in) financing activities:
Cash dividends paid	(12,146)	(13,420)
Increase (decrease) in notes payable	(8,376)	931
Borrowings on revolving credit facilities	56,081	112,557
Repayments on revolving credit facilities	(35,160)	(68,532)
Prepayments of 7.27% senior notes	—	(50,000)
Proceeds from issuance of 4.485% and floating rate senior notes	—	91,208
Payment of debt issuance costs	—	(2,637)
Cash distributions to minority shareholders	(1,100)	(600)
Purchase of treasury stock	(18,107)	(60,036)
Exercise of stock options	6,031	9,589

Net cash provided from (used in) financing activities	(12,777)	19,060

Effect of exchange rate changes on cash	1,188	2,224

Net increase (decrease) in cash and cash equivalents	30,661	21,952
Cash and cash equivalents at beginning of period	50,662	102,329

Cash and cash equivalents at end of period	$81,323	$124,281